Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

ROYALE PLANS TO BOOST STOCKHOLDERS EQUITY

San Diego, April 6, 2009 - Royale Energy Inc (NASDAQ: ROYL) Royale Energy, Inc. announced that NASDAQ Stock Market (NASDAQ) notified the Company that, based on its Form 10-K for the year ended December 31, 2008, NASDAQ has determined that Royale Energy’s reported stockholders' equity of $7,394,467 must be increased to $10,000,000 stockholders' equity requirement for continued listing on The NASDAQ Global Market, as required by NASDAQ Marketplace Rule 4550(a)(3).

The Board of Directors have authorized management to seek additional equity. They are currently reviewing term sheets to increase capital for liquidity by issuing additional stock.

The Company will provide to NASDAQ a specific plan to accomplish such an increase to meet continued NASDAQ listing requirements by April 16, 2009 or, in the alternative, to seek listing on NASDAQ’s Capital Market.

About Royale Energy

Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for over 20 years. The company's strength is continually reaffirmed by investors who participate in funding over 50% of the company's new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com.

Forward Looking Statements

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company's actual results to differ materially from those in the "forward-looking" statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Royale Energy, Inc.

Contact: Chanda Idano

Director of Marketing & PR for Royale Energy, Inc.

619-881-2800

chanda@royl.com

http://www.royl.com